Exhibit 99.1

Serologicals Reports Second Quarter 2003 Results; Earnings Per Share from Continuing Operations Increase 20%

    ATLANTA--(BUSINESS WIRE)--July 24, 2003--Serologicals Corporation (Nasdaq/NM: SERO) today reported results for the second quarter and six months ended June 29, 2003.
    Net sales for the second quarter of 2003 totaled $43.9 million compared to $37.3 million in the second quarter of 2002. Net income for the second quarter of 2003 was $1.1 million or $0.05 per diluted share, compared to $3.8 million or $0.15 per diluted share in the prior year period. The second quarter of 2003 includes the results of the Chemicon division, which was acquired effective April 1, 2003. Also, the second quarter of 2003 includes non-recurring pre-tax special charges of $2.2 million, or $0.06 per diluted share, primarily for costs related to the "mad-cow disease" issue in Canada and the previously announced transfer of our Gaithersburg, Maryland operations to Chemicon. The results of the Company's therapeutic plasma business segment, which the Company recently announced would be discontinued, are included in continuing operations for the quarter and year to date periods in 2003. Beginning with the third quarter results, the results of this segment are expected to be classified as "discontinued operations."
    For the first six months of 2003, net sales were $74.1 million, compared with $68.8 million in 2002. Net income for the first six months of 2003 was $3.2 million, or $0.13 per diluted share compared with $6.5 million or $0.26 per diluted share for the comparable period in 2002. Net income for the first six months of 2003 includes pre-tax special charges of $3.6 million, or $0.09 per diluted share, comprised of the items described above as well as costs related to the closure of three donor centers earlier in the year and the write off of capitalized costs related to the Company's previous credit facility.
    David A. Dodd, President and CEO, stated, "We are pleased with the operating results of our continuing businesses in research products, cell culture and diagnostic antibody products. During the quarter, we continued to execute on key areas that we believe will drive the future success of the Company. Chemicon had record sales of $11.9 million during the second quarter, and its operating results were in line with our expectations. We also completed the transfer of the marketing and customer service functions of our research product line based in Gaithersburg to our Chemicon division. Additionally, our monoclonal antibody operations in Scotland had a record sales quarter, marking the third consecutive quarter in which that operation has exceeded $5 million of sales. We are encouraged by the fact that EX-CYTE(R) sales for the quarter increased compared to the first quarter of this year. Finally, we remain on track to successfully complete the construction of our new EX-CYTE(R) manufacturing facility in Kansas on time and within our budgeted cost."
    In conclusion, Dodd stated, "We believe that the strategic decisions and investments that we are making reflect our strong commitment to building Serologicals into a leading life science company in our markets. The focus on research products, specialty cell culture supplements and diagnostic antibodies will reduce the volatility of the Company's results, improve the overall growth rate of the Company and improve our gross margins. With our profitable core business areas, and our continuing focus on organic growth, accretive acquisitions and operational efficiencies, we believe that we are positioned to enhance shareowner value over the long-term."
    The following tables set forth the results of operations for the second quarter and first six months of 2003 and 2002 on a proforma basis from continuing operations after excluding the impact of special charges and the results of operations and related expenses of the Company's therapeutic plasma business. The tables below reflect the Company's preliminary assessment of operating expense savings directly related to the therapeutic plasma business segment ($ in millions):


                                        Second Quarter 2003
                              ----------------------------------------
                                 As     Special   Eliminate   Proforma
                               Reported Charges  Therapeutics  Results
                              --------- -------- ------------ --------

Revenue                       $   43.9    $  --  $      (7.4) $  36.5
Gross Margin                      20.6       --         (0.4)    20.2
   GM %                             47%                            55%
Operating
Income                             3.4      2.1          0.5      6.0
   OI %                              8%                            16%
Net Income                         1.1      1.4          0.4      2.9
EPS                           $   0.05    $0.06  $      0.01  $  0.12



                                          Second Quarter 2002
                              ----------------------------------------
                                 As     Special   Eliminate   Proforma
                               Reported Charges  Therapeutics  Results
                              --------- -------- ------------ --------

Revenue                       $   37.3    $  --  $     (12.3) $  25.0
Gross
 Margin                           18.6       --         (5.0)    13.6
   GM %                             50%                            54%
Operating
Income                             5.5       --         (2.1)     3.4
   OI %                             15%                            14%
Net
 Income                            3.8       --         (1.4)     2.4
EPS                           $   0.15    $  --  $     (0.05) $  0.10



                                         Year to Date 2003
                              ----------------------------------------
                                 As     Special   Eliminate   Proforma
                               Reported Charges  Therapeutics  Results
                              --------- -------- ------------ --------
Revenue                       $   74.1    $  --  $     (15.5) $  58.6
Gross Margin                      34.3       --         (2.4)    31.9
   GM %                             46%                            55%
Operating Income                   6.7      2.7           --      9.4
   OI %                              9%                            16%
Net Income                         3.2      1.7          0.1      5.0
EPS                           $   0.13    $0.07  $      0.00  $  0.20


                                         Year to Date 2002
                              ----------------------------------------
                                 As     Special   Eliminate   Proforma
                               Reported Charges  Therapeutics  Results
                              --------- -------- ------------ --------
Revenue                       $   68.8    $ --   $     (20.9) $  47.9
Gross
 Margin                           34.1      --          (8.6)    25.5
   GM %                             50%                            53%
Operating
 Income                            9.6      --          (4.0)     5.6
   OI %                             14%                            12%
Net
 Income                            6.5      --          (2.6)     3.9
EPS                           $   0.26    $ --   $     (0.10) $  0.16


    The following table shows a breakdown of the revenue contributions by segment for the second quarter and year to date periods for 2003 and 2002:


$ in Millions        Quarter Ended              Six Months Ended
              ---------------------------- ---------------------------
              June 29, 2003  June 30, 2002 June 29, 2003 June 30, 2002
              -------------  ------------- ------------- -------------
              Actual   %     Actual   %    Actual   %    Actual   %
                      Total          Total         Total         Total
              ------ ------  ------ ------ ------ ------ ------ ------
Revenue:
Research      $13.1     30%  $ 1.0      3% $14.2     19% $ 2.0      3%
Cell Culture   15.5     35%   17.7     47%  29.3     40%  32.9     48%
Diagnostic      7.9     18%    6.3     17%  15.1     20%  13.0     19%
Therapeutics    7.4     17%   12.3     33%  15.5     21%  20.9     30%
               ----- ------   ----- ------  ----- ------  ----- ------
   Total      $43.9    100%  $37.3    100% $74.1    100% $68.8    100%
               ===== ======   ===== ======  ===== ======  ===== ======


    The following table shows a breakdown of the gross profit contributions by segment for the second quarter and year to date periods for 2003 and 2002:


$ in Millions            Quarter Ended            Six Months Ended
                  ---------------------------- -----------------------
                     June 29,       June 30,      June 29,   June 30,
                       2003          2002          2003        2002
                  -------------- ------------- ------------ ----------
                   Actual  GM %  Actual  GM %  Actual  GM % Actual GM
                                                                    %
                  -------- ----- ------- ----- ------- ---- ------ ---
Gross Profit:
Research          $   7.7    58% $  0.4    40% $  8.5   60% $ 0.8  40%
Cell Culture          8.1    52%   10.3    58%   15.1   52%  18.1  55%
Diagnostic            4.4    56%    2.9    46%    8.3   55%   6.6  51%
Therapeutics          0.4     6%    5.0    41%    2.4   15%   8.6  41%
                   ------- -----  ------ -----  ------ ----  ----- ---
   Total          $  20.6    47% $ 18.6    50% $ 34.3   46% $34.1  50%
                   ======= =====  ====== =====  ====== ====  ===== ===


    Selected highlights:

    -- Sales of research products increased significantly over the prior year quarter and for the six months as a result of the Chemicon acquisition. The sales contribution from Chemicon was $11.9 million for the period, with the balance of sales in this segment representing sales of Serologicals' research products produced in Gaithersburg. Beginning with the third quarter, all of our research product operations are centralized in the Chemicon distribution system. Gross margins for research products increased as a result of the higher margin Chemicon products. Gross margins in the period were reduced by a $200,000 charge to cost of goods sold as a result of inventory adjustments to the Chemicon opening inventory required under purchase accounting rules.

    -- Sales of cell culture products for the second quarter decreased $2.2 million, or 12% from the prior year quarter. Sales of EX-CYTE(R) in the quarter were $6.3 million, reflecting an increase of $1.7 million over the first quarter of 2003 and compares to $9.2 million in the second quarter of 2002. Sales of bovine serum albumin (BSA) increased slightly over the prior year, but sales of our product manufactured in Toronto were negatively impacted by the Canadian "mad-cow" issue which is described later in this release. Gross margins for cell culture products were slightly lower in the current year quarter primarily due to product mix, as EX-CYTE(R) represented a lower percentage of total cell culture product sales than in the prior year period. For the six months, the primary reason for the revenue and margin decreases is also due to the mix and the timing of EX-CYTE (R)shipments.

    -- Sales of diagnostic products increased $1.6 million or 25% over the prior year quarter. Sales of monoclonal antibodies and related products increased from $3.3 million in the second quarter of 2002 to $6.1 million in the current year quarter. This increase was partially offset by decreased sales of disease state antibodies, detection products and other diagnostic products. Gross margins on diagnostic products improved to 56% for the second quarter of 2003 compared with 46% in the second quarter of 2002 primarily as the result of manufacturing efficiencies gained from increased production at our facility in Scotland and the significant increase in the monoclonal sales, which are relatively higher margin products.

    -- Sales and gross margins of therapeutic plasma products declined significantly over the prior quarter and for the six months. This was due to continuing difficulties in recruiting donors for the vaccinia program and weak demand for our anti-hepatitis-b hyper-immune plasma. Margins were impacted by considerably higher costs incurred to recruit donors for the vaccinia program and as the result of lower overall demand for plasma products. The Company is actively pursuing a pricing adjustment for the vaccinia program as the result of regulatory mandated protocol changes that have significantly impacted our costs and ability to recruit new donors.

    -- Selling, general and administrative (SG&A) costs increased 21% from $10.2 million (27% of net sales) in the second quarter of 2002 to $12.3 million (28% of net sales) in the same period of 2003. The increase was attributable to the Chemicon acquisition, which incurred SG&A costs of approximately $4.8 million for the quarter. The Company has continued to emphasize cost controls over SG&A at all locations including its corporate office, and expects SG&A spending as a percentage of sales to be in the range of 26%-28% for the remainder of the year.

    -- Research and development costs increased as a result of the Chemicon acquisition. During the second quarter of 2003, Chemicon introduced 172 new products, bringing the total for the year to 318 new products. The Company continued to advance various projects in the cell culture area related to the characterization of EX-CYTE(R) and other cell culture supplements.

    -- The Company incurred certain costs during the second quarter resulting from the Bovine Spongiform Encephalopathy ("BSE"), or "mad-cow" disease scare in Canada. Prior to the announcement that a single cow had tested positive for BSE, the Company procured certain bovine raw materials from Canadian sources. As a result of this issue, and after discussions with customers, the Company began sourcing all bovine raw materials used in the Toronto facility from the United States. As a result, the plant was partially shutdown for approximately one month during the quarter for cleaning and sterilization. Additionally, certain inventory that was manufactured in Canada and was scheduled to be shipped to international customers was delayed by foreign governments, and the USDA ban on Canadian imports prevented the transfer of products from Toronto to our distribution facility in Massachusetts for part of the quarter. Approximately $1 million of the special charges recorded during the quarter were related to the BSE issue, including costs associated with writing off in-process inventory that had been sourced from Canadian raw material sources and the cost of shutting down and cleaning a section of the Toronto manufacturing facility to prepare for a switchover to U.S.-sourced raw materials.

    -- The Company's cash balance at the end of June 2003 was $5.0 million, compared with $12.8 million at the end of 2002. Accounts receivable totaled approximately $33.8 million at the end of June 2003, compared with $35.9 million at the end of 2002.

    -- Capital expenditures for the second quarter were $4.3 million, of which approximately $3.5 million related to the construction of the Company's new EX-CYTE(R) manufacturing facility in Lawrence, Kansas. For the six months, capital expenditures were $6.6 million, of which $4.6 million related to the Kansas facility.

    -- Depreciation and amortization for the second quarter of 2003 totaled $2.9 million, compared with $1.8 million in the second quarter of 2002.

    -- Two weeks ago the Company announced its plan to exit the therapeutic plasma business, and since that announcement a number of inquiries have been received from various parties who have expressed an interest in potentially purchasing the business. We expect to move forward in discussions with these parties promptly in order to avoid any disruption to our operations and our customers.

    -- The Company expects consolidated revenues from continuing operations to range from $80.0 to $85.0 million for the second half of 2003, and for diluted earnings per share from continuing operations to range from $0.35 - $0.40 for the six month period, excluding the impact of special charges incurred to date and which may be incurred in future quarters, and which may or may not be material.

    Serologicals will hold its second quarter earnings conference call at 11:00 a.m. (Eastern Time) July 25, 2003. The conference call dial in number is 719-457-2604, confirmation code 150034. The live broadcast will also be available online at the Company's website at www.serologicals.com and at www.StreetEvents.com.
    If you are unable to participate in the call, a 14-day playback will start July 25, 2003 at 2:00 p.m. (Eastern Time). To listen to the playback, please call 719-457-0820 and enter access code 150034 or access the archived web cast on the Company's website at www.serologicals.com.

    About Serologicals

    Serologicals Corporation, headquartered in Atlanta, Georgia, is a global provider of biological products and enabling technologies, which are essential for the research, development and manufacturing of biologically based life science products. The Company's products and technologies are used in a wide variety of innovative applications within the areas of oncology, hematology, immunology, cardiology and infectious diseases, as well as in the study of molecular biology. Serologicals has more than 900 employees worldwide, and its shares are traded on the Nasdaq National Stock Market under the symbol "SERO".
    For information on Serologicals Corporation, visit the company's corporate web site at http://www.serologicals.com.

    This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company's ability to complete construction of the new manufacturing facility in Kansas on-time and under budget; the outcome and or timing of a potential sale or other disposition of the therapeutic plasma business; the ability to obtain a pricing adjustment related to the vaccinia supply contract; the expected level of SG&A spending over the remainder of the year; expectations for revenues and earnings per share for the second half of 2003; and the possibility of reporting special charges in future quarters and the materiality of such charges. These forward-looking statements are subject to certain risks, uncertainties and other factors, including the Company's ability to successfully integrate the operations of Chemicon; the Company's ability to service its substantial level of indebtedness following the Chemicon acquisition; the Company's ability to maintain and expand its customer base; the Company's ability to comply with various regulatory, customer and other standards; the impact of competition; changes in government and industry mandated regulations or customer specifications; changes in the markets or customers' demand for the Company's products and services; the ability of the Company to complete construction and validation of its new EX-CYTE(R) manufacturing facility during the first half of 2004; and the ability of the Company to identify new product opportunities that it can successfully commercialize. Any one or more of these risks, uncertainties or factors could cause actual results to differ materially from the Company's expectations. Additional information on factors that could potentially affect the Company or its financial results may be found in the Company's filings with the Securities and Exchange Commission.
    Serologicals and EX-CYTE are registered trademarks of Serologicals Royalty Company.



                       SEROLOGICALS CORPORATION
                         Financial Highlights
          (in thousands, except share and per share amounts)

                   CONSOLIDATED STATEMENTS OF INCOME
  Second Quarter and Six Months Ended June 29, 2003 and June 30, 2002
                             (Unaudited)

                         Quarter Ended           Six Months Ended
                   ------------------------- -------------------------
                     June 29,     June 30,     June 29,     June 30,
                       2003         2002         2003         2002
                    -----------  -----------  -----------  -----------

Net sales          $    43,924  $    37,292  $    74,092  $    68,763
Costs and
 expenses:
  Cost of sales         23,334       18,672       39,783       34,660
  Selling, general
   and
   administrative
   expenses             12,286       10,163       20,152       20,381
  Research and
   development           1,944        1,380        2,970        2,376
  Amortization of
   intangibles             685          233          931          476
  Special charges        2,234        1,309        3,573        1,309
                    -----------  -----------  -----------  -----------
Operating income         3,441        5,535        6,683        9,561
  Other expense,
   net                     193           99          262           35
  Interest expense
   (income), net         1,495         (382)       1,557         (458)
                    -----------  -----------  -----------  -----------
Income before
 income taxes            1,753        5,818        4,864        9,984
Provision for
 income taxes              622        2,036        1,711        3,494
                    -----------  -----------  -----------  -----------
Net income         $     1,131  $     3,782  $     3,153  $     6,490
                    ===========  ===========  ===========  ===========

Net income per
 common share:
  Basic            $      0.05  $      0.16  $      0.13  $      0.27
                    ===========  ===========  ===========  ===========
  Diluted          $      0.05  $      0.15  $      0.13  $      0.26
                    ===========  ===========  ===========  ===========

Weighted average
 shares:
  Basic             24,485,369   24,339,675   24,469,451   24,303,005
                    ===========  ===========  ===========  ===========
  Diluted           24,847,669   24,921,293   24,807,618   24,872,093
                    ===========  ===========  ===========  ===========


        Condensed Consolidated Balance Sheet Data

                                                   June 29,  Dec. 29,
                                                       2003      2002
                                                    --------  --------
Cash and cash equivalents                          $  4,957  $ 12,850
Accounts receivable                                  33,759    35,868
Inventory                                            38,614    26,305
Intangible assets                                   152,941    53,438
Total assets                                        305,044   191,165
Debt                                                 89,407       424
Total liabilities                                   128,243    20,795
Stockholders' equity                                176,801   170,370


    CONTACT: Serologicals Corporation, Atlanta
             Bud Ingalls, 678/728-2115
             Craig Brown, 678/728-2117